EXHIBIT 8.1

                           [BAKER & BOTTS LETTERHEAD]

066597.0102                                                    December 8, 1999



Amethyst Financial Company Ltd.
c/o Arias Fabrega & Fabrega Trust
   Co. BVI Limited
325 Waterfront Drive
Omar Hodge Bldg., Second Floor
Wickham's Cay, Road Town
Tortola, British Virgin Islands

Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057

Gentlemen:

            We have acted as special United States counsel to Amethyst Financial Company Ltd., a British Virgin Islands international business company with limited liability (the "Company"), and Pride International, Inc., a Louisiana corporation ("Pride"), in connection with the registration of $53 million aggregate principal amount of the Company's 11 3/4% Senior Secured Notes due 2001 (the "new notes") pursuant to a registration statement on Forms F-4 and S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The defined terms "old notes," "new notes" and "exchange offer" used in this opinion have the meanings assigned to such terms in the Registration Statement.

            The following opinion is based on our review of the Registration Statement and such other materials and documents as we have deemed appropriate. In rendering our opinion, we have assumed the accuracy of the matters described in the Registration Statement and that the transactions described in the Registration Statement will take place as stated therein.

            On the basis of the foregoing, we hereby confirm, based on existing law and regulations, that the discussion set forth in the Prospectus included in the Registration Statement under the caption "Tax Considerations -- Material United States Federal Income Tax Considerations" is our opinion as to all material United States federal income tax consequences of
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Amethyst Financial Company, Ltd.     - 2 -                    December 8, 1999

the exchange of old notes for new notes pursuant to the exchange offer. Our opinion is subject to the qualifications and limitations set forth in that discussion.

            We hereby consent to the reference to our Firm under the captions "Tax Considerations -- Material United States Federal Income Tax Considerations" and "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          BAKER & BOTTS, L.L.P.



                                          By: /s/ BENJAMIN G. WELLS



LPT/BGW/ED